Exhibit 99.06
WEST COAST POWER LLC
INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page
Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004	2
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2005 and 2004	3
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004	4
Notes to Condensed Consolidated Financial Statements	5

WEST COAST POWER LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited) (in thousands)

	September 30,	December 31,
	2005	2004
ASSETS
Current Assets
Cash and cash equivalents	$176,612	$208,730
Accounts receivable, net of allowance for doubtful accounts of $3,597 and $1,032, respectively	48,372	113,794
Inventory	20,462	21,318
Prepaid expenses	36,340	52,121
Assets from risk-management activities	88,816	33,231

Total Current Assets	370,602	429,194

Property, Plant and Equipment	600,144	596,776
Accumulated depreciation	(219,224)	(203,060)

Property, Plant and Equipment, Net	380,920	393,716

Total Assets	$751,522	$822,910

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable	$904	$1,694
Accounts payable, affiliates	16,302	33,529
Accrued liabilities and other current liabilities	4,894	10,132
Liabilities from risk-management activities	88,643	36,790

Total Current Liabilities	110,743	82,145

Asset retirement obligation	5,472	5,223

Total Liabilities	116,215	87,368

Total Members’ Equity	635,307	735,542

Total Liabilities and Members’ Equity	$751,522	$822,910

See the notes to the condensed consolidated financial statements.

WEST COAST POWER LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited) (in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues	$60,089	$182,444	$216,127	$534,843
Affiliate operating costs, exclusive of depreciation shown separately below	(39,678)	(81,021)	(159,048)	(228,363)
Non-affiliate operating costs, exclusive of depreciation shown separately below	(8,082)	(11,330)	(31,413)	(33,117)
Depreciation and amortization expense	(5,295)	(7,497)	(16,726)	(22,682)
Gain on sale of assets	—	—	2	689
General and administrative expenses	(1,161)	(852)	(2,831)	(3,207)

Operating income	5,873	81,744	6,111	248,163
Interest income	1,624	739	4,654	1,450

Net income	$7,497	$82,483	$10,765	$249,613

Comprehensive income	$7,497	$82,483	$10,765	$249,613

See the notes to the condensed consolidated financial statements.

WEST COAST POWER LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited) (in thousands)

	Nine Months Ended
	September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,765	$249,613
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	16,726	22,682
Risk-management activities	(3,732)	1,124
Gain on sale of assets	(2)	(689)
Other, non-cash and adjustments	151	—
Changes in working capital:
Accounts receivable, net	65,422	(34,809)
Inventory	856	839
Prepaid expenses	15,575	(7,887)
Accounts payable	(18,017)	13,345
Accrued liabilities and other current liabilities	(5,238)	8,897
Other	58	466

Net cash provided by operating activities	82,564	253,581

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,684)	(991)
Proceeds from asset sales, net	2	3,278

Net cash provided by (used in) investing activities	(3,682)	2,287

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions	(111,000)	(180,000)

Net cash used in financing activities	(111,000)	(180,000)

Net increase (decrease) in cash and cash equivalents	(32,118)	75,868
Cash and cash equivalents, beginning of period	208,730	124,245

Cash and cash equivalents, end of period	$176,612	$200,113

See the notes to the condensed consolidated financial statements.

WEST COAST POWER LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1—Accounting Policies
     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to interim financial reporting as prescribed by the U.S. Securities and Exchange Commission. The year-end condensed balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles of the U.S.A. (“GAAP”). These interim financial statements should be read together with the consolidated financial statements and notes thereto included in our consolidated financial statements for the year ended December 31, 2004.
     The unaudited condensed consolidated financial statements contained in this report include all material adjustments that, in the opinion of management, are necessary for a fair statement of the results for the interim periods. These adjustments are of a normal and recurring nature. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any other interim period, however, due to seasonal fluctuations in demand for our energy products and services, changes in commodity prices, timing of maintenance and other expenditures and other factors. The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and judgments that affect our reported financial position and results of operations. These estimates and judgments also impact the nature and extent of disclosure, if any, of our contingent liabilities. We review significant estimates and judgments affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustments prior to the publication of such financial statements. Estimates and judgments are based on information available at the time such estimates and judgments are made. Adjustments made with respect to the use of these estimates and judgments often relate to information not previously available. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are primarily used in (1) developing fair value assumptions, including estimates of future cash flows and discount rates, (2) analyzing tangible and intangible assets for possible impairment, (3) estimating the useful lives of our assets and (4) determining amounts to accrue for contingencies, guarantees and indemnifications. Actual results could differ materially from any such estimates. Certain reclassifications have been made to prior period amounts in order to conform to current year presentation.
     Inventory. Inventories are valued at the lower of market or cost using the last-in, first-out (“LIFO”) or the average cost methods and are comprised of the following:

	September 30,	December 31,
	2005	2004
		(in thousands)
Emissions credits (average cost)	$3,844	$4,496
Materials and supplies (average cost)	3,262	3,446
Fuel oil (LIFO)	13,356	13,376

	$20,462	$21,318

     Asset Retirement Obligations. At December 31, 2004, our asset retirement obligations (“ARO”) liabilities totaled $5,222,910, which includes monitoring charges related to El Segundo Units 1 and 2 as well as dismantlement and remediation at the Cabrillo II facilities since these assets reside on leased property. We recorded accretion expense during the three and nine months ended September 30, 2005 totaling $116,847 and $505,255, respectively. We recorded accretion expense during the three and nine months ended September 30, 2004 totaling $116,366 and $466,071, respectively. During 2005, the settlement and fair value of the estimated cost to be incurred upon retirement related to the dismantlement and remediation changed for the Cabrillo II facilities. These changes resulted in an $84,659 decrease and a $171,679 decrease, respectively, in our ARO liability during the nine months ended September 30, 2005. At September 30, 2005, our ARO liabilities totaled $5,471,827.

WEST COAST POWER LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
(Unaudited)
Note 2—Derivatives and Hedging
     The risk management assets and liabilities as of December 31, 2004 and September 30, 2005 are derivatives, primarily gas and power forward sales contracts and swaps utilized to reduce our exposure from commodity price risk. However, these derivatives are not designated as cash flow hedges as defined in Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The balance at September 30, 2005 consisted of only instruments that mature in the fourth quarter 2005.
Note 3—Related Parties
     We purchase fuel for our plants under full requirement natural gas supply agreements (“GSAs”) with Dynegy Marketing and Trade (“DMT”), one of our affiliates. We contract with Dynegy Power Marketing Inc. (“DPM”) to provide all power scheduling, power marketing and risk management for us under an energy management agreement (the “EMA”). Dynegy Holdings Inc. (“Dynegy”) also provides administrative services such as business management and accounting (the “ASMA” agreement). We have contracted with NRG, one of our affiliates, to provide operation and maintenance (“O&M”) services and other administrative services (“AMA”) not covered under the O&M agreements
     As described above, our affiliates provide various services for us. Charges for these services are included in our operating and general and administrative expenses in the unaudited condensed consolidated statements of operations and consisted of the following costs:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(in thousands of dollars)
Dynegy related cost:
Fuel	$29,954	$71,079	$129,364	$193,517
EMA charges	1,093	2,482	3,277	7,517

Charges included in operating costs	$31,047	$73,561	$132,641	$201,034
ASMA fees included in general and administrative expenses	$370	$556	$825	$1,632
NRG related cost:
O&M charges included in operating costs	$8,631	$7,460	$26,407	$27,328
AMA charges included in general and administrative expenses	$479	$590	$640	$1,493
     Distributions to our partners totaled $111 million and $180 million for the nine months ended September 30, 2005 and 2004, respectively.
Note 4—Power Purchase Agreement
     We entered into a long-term Power Purchase Agreement with the California Department of Water Resources (“CDWR”) in March 2001. The CDWR contract expired by its terms on December 31, 2004.
     All units, except the El Segundo units, have been re-designated Reliability Must Run (“RMR”) units for 2006 and will operate under RMR agreements with the California ISO. The RMR contracts for the El Segundo units expire December 31, 2005. However, in the fourth quarter 2005, we have entered into a power sales agreement with a major California utility for the sale of 100% of the capacity and associated energy from the El Segundo facility from May 2006 through April 2008. During the term of this agreement, the utility will be entitled to primary energy

WEST COAST POWER LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
(Unaudited)
dispatch right for the facility’s generating capacity. The revenues from this agreement are expected to at least offset revenues that El Segundo could have otherwise received under an RMR agreement.
Note 5—Debt
     During the three and nine-month periods ended September 30, 2005, our deposit for collateral under our credit facility decreased by $19.6 million and $14.6 million, respectively. During the three and nine-month periods ended September 30, 2005, we decreased letters of credit under our $85 million facility by $2.1 million and $17.8 million respectively. At September 30, 2005 and December 31, 2004, our deposit for collateral was $20.7 million and $35.3 million, respectively. Of these amounts, $10.7 million and $28.5 million, respectively, were issued in letters of credit.
Note 6—Commitments and Contingencies
     Set forth below is a description of our material legal proceedings. In addition to the matters described below, we are party to legal proceedings arising in the ordinary course of business. In management’s opinion, the disposition of these matters will not materially adversely affect our financial condition, results of operations, or cash flows.
     We record reserves for estimated losses from contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable under SFAS No. 5, “Accounting for Contingencies”. For environmental matters, we record liabilities when remedial efforts are probable and the costs can be reasonably estimated. Please see Note 2 of our year-end audited financial statements for further discussion. Environmental reserves do not reflect management’s assessment of the insurance coverage that may be applicable to the matters at issue. We cannot guarantee that the amount of any reserves will cover any cash obligations we might incur as a result of litigation or regulatory proceedings, payment of which could be material.
     With respect to some of the items listed below, management has determined that a loss is not probable or that any such loss, to the extent probable, is not reasonably estimable. In some cases, management is not able to predict with any degree of certainty the range of possible loss that could be incurred. Notwithstanding these facts, management has assessed these matters based on current information and made a judgment concerning their potential outcome, giving due consideration to the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may, as a result of facts arising prior to resolution of these matters or other factors, prove inaccurate and investors should be aware that such judgment is made subject to the known uncertainty of litigation.
     California Market Litigation. We and various other power generators and marketers were defendants in numerous lawsuits alleging rate and market manipulation in California’s wholesale electricity market during the California energy crisis and seeking unspecified treble damages. The cases included: Pamela R. Gordon v. Reliant Energy Inc., et al.; Ruth Hendricks v. Dynegy Power Marketing, et al.; The People of the State of California v. Dynegy Power Marketing, et al.; Sweetwater Authority v. Dynegy Inc., et al.; People of the State of California ex rel. Bill Lockyer, Attorney General v. Dynegy Inc., et al.; Public Utility District No. 1 of Snohomish County v. Dynegy Power Marketing, et al.; and Bustamante [I] v. Dynegy Inc., et al. These cases were coordinated before a single federal judge, who dismissed two of them, Lockyer and Snohomish County, in the first quarter of 2003 on the grounds of FERC preemption and the filed rate doctrine. The Ninth Circuit Court of Appeals affirmed these dismissals in June 2004 and September 2004, respectively. In Lockyer, plaintiffs’ Petition for Writ of Certiorari to the U.S. Supreme Court was denied in April 2005. Plaintiffs in Snohomish County filed a Petition for Writ of Certiorari to the U.S. Supreme Court in November 2004 that was denied in June 2005. The remaining five coordinated cases were remanded to a California state court, and in May 2005, defendants filed a motion to dismiss. The court granted defendants’ motion to dismiss in October 2005 on grounds of federal preemption. Plaintiffs have appealed the court’s ruling.

WEST COAST POWER LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
(Unaudited)
     Between April and October 2002, the following nine additional putative class actions and/or representative actions were filed in state and federal court on behalf of business and residential electricity consumers against us and numerous other power generators and marketers: Pier 23 Restaurant v. PG&E Energy Trading, et al.; Bronco Don Holdings v. Duke Energy Trading and Marketing, LLC, et al.; T&E Pastorino Nursery v. Duke Energy Trading and Marketing LLC, et al.; Century Theaters, Inc. v. Allegheny Energy Supply Company, et al.; J&M Karsant Family Ltd. Partnership v. Duke Energy Trading and Marketing, LLC, et al.; Leo’s Day & Night Pharmacy v. Duke Energy Trading and Marketing, LLC, et al.; El Super Burrito v. Allegheny Energy Supply Company, LLC, et al.; RDJ Farms, Inc. v. Allegheny Energy Supply Company, et al.; and Millar v. Allegheny Energy Supply Company, LLC, et al. The complaints allege unfair, unlawful and deceptive practices in violation of the California Unfair Business Practices Act and seek injunctive relief, restitution and unspecified damages. Although some of the allegations in these lawsuits are similar to those in the seven coordinated cases referenced above, these lawsuits include additional allegations relating to, among other things, the validity of the contracts between these power generators and the CDWR. Following removal of these cases, the federal court dismissed eight of the nine actions and plaintiffs appealed. In February 2005, the Ninth Circuit affirmed the dismissals. The remaining case, Millar, was remanded to state court, and in May 2005, defendants filed a motion to dismiss. In September 2005, the court granted defendants’ motion to dismiss on grounds of federal preemption. No appeal will be taken from this dismissal and the case is now closed.
     In December 2002, two additional actions were filed on behalf of consumers and businesses in Oregon, Washington, Utah, Nevada, Idaho, New Mexico, Arizona and Montana that purchased energy from the California market, alleging violations of the Cartwright Act and unfair business practices. These cases were subsequently dismissed and refiled in California Superior Court as one class action complaint styled Jerry Egger v. Dynegy Inc., et al. We removed the action from state court and consolidated it with existing actions pending before the U.S. District Court for the Northern District of California. Plaintiffs challenged the removal and the federal court stayed its ruling pending a decision by the Ninth Circuit on the five coordinated cases referenced above. Although the Ninth Circuit issued a decision remanding those five cases, no ruling has been made with respect to Egger.
     In May and June 2004, two additional lawsuits, Wah Chang v. Avista Corporation, et al. and City of Tacoma v. American Electric Power Service Corporation, et al., were filed in Oregon and Washington federal courts against several energy companies, including DPM, seeking more than $30 million in compensatory damages resulting from alleged manipulation of the California wholesale power markets. In February 2005, the respective federal courts granted our motions to dismiss. Shortly thereafter, plaintiffs in both cases filed notices of appeal to the Ninth Circuit. Both cases remain pending.
     In October 2004, Preferred Energy Services, an independent electric services provider in California, filed suit against us and several other defendants alleging that the defendants, in violation of the California anti-trust and unfair business practices statutes, engaged in unfair, unlawful and deceptive practices in the California wholesale energy market from May 2000 through December 2001. Plaintiff, which formerly sold electricity generated from renewable sources in the California market, claims to have been forced out of business by the defendants’ conduct and is seeking $5 million in compensatory damages, as well as treble damages. We removed the action to federal court in June 2005.
     We believe that we have meritorious defenses to these claims and intend to defend against them vigorously. We cannot predict with certainty whether we will incur any liability or estimate the range of possible loss, if any, that we might incur in connection with these lawsuits. However, given the nature of the claims, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.
     FERC and Related Regulatory Investigations—Requests for Refunds. In October 2004, the FERC approved in all respects the agreement announced by Dynegy and West Coast Power in April 2004, which provided for the settlement of FERC claims relating to western energy market transactions that occurred from January 2000 through

WEST COAST POWER LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
(Unaudited)
June 2001. Market participants (other than the parties to the settlement) were permitted to opt into this settlement and share in the distribution of the settlement proceeds, and most of these other market participants have done so. The California Independent System Operator (“Cal ISO”) will determine the entitlement to refund and/or the liability of each non-settling market participant. Under the terms of the settlement, we will have no further liability to these non-settling parties. The settlement further provides that we are entitled to pursue claims for reimbursement of fuel costs against various non-settling market participants. We are currently pursuing these claims but are unable to predict the amounts that may be recovered from such parties.
     The settlement does not apply to the ongoing civil litigation related to the California energy markets described above in which Dynegy and West Coast Power are defendants. The settlement also does not apply to the pending appeal by the CPUC and the California Electricity Oversight Board of the FERC’s prior decision to affirm the validity of the West Coast Power-CDWR contract. We are currently awaiting a ruling on this appeal and cannot predict their outcome.
     Gas Index Pricing Litigation. We are defending the following suits claiming damages resulting from the alleged manipulation of gas index publications and prices by WCP and/or the LLCs and numerous other power generators and marketers: ABAG v. Sempra Energy et al. (filed in state court in November 2004); Bustamante v. Williams Energy Services et al. (class action filed in state court in November 2002); City and County of San Francisco v. Dynegy Inc. et al. (filed in state court in July 2004); County of Alameda v. Sempra Energy (filed in state court in October 2004); County of San Diego v. Dynegy Inc., Dynegy Marketing and Trade, West Coast Power, et al. (filed in state court in July 2004); County of San Mateo v. Sempra Energy et al. (filed in state court in December 2004); County of Santa Clara v. Dynegy Inc., Dynegy Marketing and Trade, West Coast Power, et al. (filed in state court in July 2004); Fairhaven Power Company v. Encana Corp. et al. (class action filed in federal court in September 2004); Ableman Art Glass v. EnCana Corp., et al. (filed in federal court in December 2004); Nurserymen’s Exchange v. Sempra Energy et al. (filed in state court in October 2004); In re: Natural Gas Commodity Litigation (filed in federal court in January 2004); Older v. Dynegy Inc. et al. (filed in federal court in September 2004); Sacramento Municipal Utility District (SMUD) v. Reliant Energy Services, et al. (filed in state court in November 2004); Texas-Ohio Energy, Inc. v. CenterPoint Energy Inc., et al. (class action filed in federal court in November 2003); School Project for Utility Rate Reduction v. Sempra Energy, et al. (filed in state court in November 2004); Tamco, et al. v. Dynegy, Inc., et al. (filed in state court in December 2004); Ever-Bloom, Inc. v. AEP Energy Services, Inc., et al. (filed in federal court in November 2004) and Utility Savings & Refund v. Reliant Energy Services, et al. (class action filed in federal court in November 2004). In each of these suits, the plaintiffs allege that we and other energy companies engaged in an illegal scheme to inflate natural gas prices by providing false information to gas index publications, thereby manipulating the price. All of the complaints rely heavily on the FERC and CFTC investigations into and report concerning index-reporting manipulation in the energy industry. The plaintiffs generally seek unspecified actual and punitive damages relating to costs they claim to have incurred as a result of the alleged conduct.
     Pursuant to various motions filed by the parties to the litigation described above, the gas index pricing lawsuits pending in state court have been consolidated before a single judge in state court in San Diego. These cases are now entitled the “Judicial Counsel Coordinated Proceeding (JCCP) 4221, 4224, 4226, and 4228, the Natural Gas Anti-Trust Cases, I, II, III, & IV”, which we refer to as the “Coordinated Gas Index Cases.” In April 2005, defendants moved to dismiss the Coordinated Gas Index Cases on preemption and filed rate grounds. The Court denied defendants’ motion in June 2005 and in October 2005 the defendants filed answers to the plaintiffs’ complaints. The parties are presently engaged in discovery.
     As to the gas index pricing lawsuits that have been filed in federal court, in Texas-Ohio, the defendants filed a motion to dismiss in May 2004, which the court granted in April 2005. The remaining federal court cases have been transferred to the federal judge in Nevada who presided over the Texas-Ohio matter. In the In re Natural Gas Commodity Litigation matter, pending in New York federal court, the parties are actively engaged in discovery following denial of the appeal of the previous denial of defendants’ motion to dismiss. In April 2005, defendants

WEST COAST POWER LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
(Unaudited)
filed a joint opposition to the motion for class certification filed by the plaintiffs earlier in the year. In October 2005, the Court granted Plaintiffs’ motion and certified the class.
     We are analyzing all of these claims and intend to defend against them vigorously. We cannot predict with certainty whether we will incur any liability or to estimate the damages, if any, that might be incurred in connection with these lawsuits. We do not believe that any liability that we might incur as a result of this litigation would have a material adverse effect on our financial condition, results of operations or cash flows.
     U.S. Attorney Investigations. The United States Attorney’s office in the Northern District of California issued a Grand Jury subpoena requesting information related to our activities in the California energy markets in November 2002. We have been, and intend to continue, cooperating fully with the U.S. Attorney’s office in its investigation of these matters, including production of substantial documents responsive to the subpoena and other requests for information. We cannot predict the ultimate outcome of this investigation.
Note 7—Subsequent Event
     On December 27, 2005, Dynegy entered into an agreement to sell its 50% ownership interest in us to NRG for approximately $205 million, subject to purchase price adjustments. Dynegy and NRG expect the sale to close in the first quarter of 2006.